  Exhibit 2.4

AMENDMENT NO. 3

TO
STOCK PURCHASE AGREEMENT

     THIS AMENDMENT NO. 3 TO STOCK PURCHASE AGREEMENT, dated as of July 13, 2004 (this “Amendment”), is made by and between OneBeacon Insurance Company, a stock insurance company duly organized and existing under the laws of the Commonwealth of Pennsylvania (the “Seller”), and Specialty Underwriters’ Alliance, Inc., a Delaware corporation (the “Purchaser”).

RECITALS

     WHEREAS, the Seller and the Purchaser have previously entered into that certain Stock Purchase Agreement, dated as of March 22, 2004, as amended by that certain Amendment No. 1 to Stock Purchase Agreement, dated as of May 4, 2004, and that certain Amendment No. 2 to Stock Purchase Agreement, dated as of July 1, 2004 (together, the “Stock Purchase Agreement”), whereby the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, all of the issued and outstanding shares of capital stock of Potomac Insurance Company of Illinois, on the terms and subject to the conditions set forth therein; and

     WHEREAS, the Seller and the Purchaser now wish to further amend the Stock Purchase Agreement pursuant to Section 11.4 thereof.

     NOW, THEREFORE, in consideration of the premises and the respective agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1. Definitions. Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to such terms in the Stock Purchase Agreement.

ARTICLE II

AMENDMENT OF STOCK PURCHASE AGREEMENT

     Section 2.1. Amendment of Section 1.4 – Closing. The last sentence of the first paragraph of Section 1.4 of the Stock Purchase Agreement is hereby deleted in its entirety and replaced by the following:

     “Neither party shall have the obligation to consummate the Closing unless the Closing shall have occurred on or before October 31, 2004.”

     Section 2.2. Amendment of Section 10.4 – Termination. Section 10.4(c) of the Stock Purchase Agreement is hereby deleted in its entirety and replaced by the following:

“(c) by the Seller if on or before July 23, 2004 the Purchaser shall not have paid the Seller an additional seven hundred and fifty thousand dollar ($750,000) advance payment on the Purchase Price (by wire transfer of immediately available funds to an account designated in writing by the Seller to the Purchaser) in three (3) installments as follows (x) one hundred and twenty-five thousand dollars ($125,000) on or before May 18, 2004 (the “First Installment”), (y) one hundred and twenty-five thousand dollars ($125,000) on or before June 16, 2004 (the “Second Installment”) and (z) five hundred thousand dollars ($500,000) on or before July 23, 2004 (the “Third Installment”); provided, that the First Installment, the Second Installment and the Third Installment shall each be fully-earned and non-refundable at the time the Purchaser makes each such payment to the Seller, regardless of whether the Closing shall fail to occur for any reason whatsoever (other than a termination of this Agreement by the Purchaser pursuant to Section 10.4(a), but not for any actual or alleged failure of the Seller to perform its obligations pursuant to Section 4.5(b)); provided, further, that if either (x) the Purchaser shall fail to timely pay any of the First Installment, the Second Installment or the Third Installment or (y) the Closing shall not have occurred on or before October 31, 2004, the Seller may immediately terminate this Agreement and the transactions contemplated hereby shall be deemed abandoned; or”

ARTICLE III

MISCELLANEOUS

     Section 3.1. Interpretation. The term “Agreement” as used in the Stock Purchase Agreement shall be deemed to refer to the Stock Purchase Agreement as amended hereby.

     Section 3.2. Continuing Effect of Stock Purchase Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Stock Purchase Agreement not expressly referred to herein. The Stock Purchase Agreement shall remain in full force and effect as amended hereby.

     Section 3.3. Effectiveness of Amendment. This Amendment, and the amendments to the Stock Purchase Agreement contemplated hereby, shall become effective if, and only if, the Purchaser shall have paid the Seller the “Third Installment” referred to in the proposed amendment to Section 10.4(c) of the Stock Purchase Agreement set forth above on or before July 23, 2004.

     Section 3.4. Governing Law. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to principles of conflicts of laws that would require application of the law of a jurisdiction other than the State of New York.

     Section 3.5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ONEBEACON INSURANCE COMPANY
By:	/s/ Gregory P. Winn
	Name:	Gregory P. Winn
Title: Vice President and Treasurer

SPECIALTY UNDERWIRTERS’ ALLIANCE, INC.
By:	/s/ Courtney C. Smith
	Name:	Courtney C. Smith
Title: President

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